Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM PARTNERS LP

This Amended and Restated Certificate of Limited Partnership of Hess Midstream Partners LP (the “Partnership”), dated as of April 7, 2017, has been duly executed and is being filed by Hess Midstream Partners GP LP, as general partner, in accordance with the provisions of 6 Del. C. § 17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on January 17, 2014 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.    Name. The name of the limited partnership is Hess Midstream Partners LP.

2.    Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.    General Partner. The name and mailing address of the sole general partner of the Partnership are:

Hess Midstream Partners GP LP

1501 McKinney Street

Houston, Texas 77010

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP, LLC
its general partner

By:	/s/ Timothy B. Goodell
	Name:	Timothy B. Goodell
	Title:	General Counsel and Secretary